CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Sterling Capital Focus Equity ETF, a series of Northern Lights Fund Trust IV, under the headings “Fund Service Providers” and “Independent Registered Public Accounting Firm” in the Prospectus and “Policies and Procedures for Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

Cohen & Company, Ltd.

Milwaukee, Wisconsin

August 17, 2020